                                                                    Exhibit 11.1
                                                                    ------------

                             Myriad Genetics, Inc.
             Statement Regarding Computation of Net Loss Per Share


                                     Three Months Ended               Nine Months Ended

                              March 31, 1998   March 31, 1997  March 31, 1998   March 31, 1997
                              --------------   --------------  --------------   --------------
Net loss                        ($2,648,223)     ($3,225,544)    ($6,708,645)     ($9,509,316)

Weighted average common
 shares outstanding               9,312,542        8,991,088       9,276,604        8,814,534
                             ---------------   --------------  --------------   --------------

Shares used in computation        9,312,542        8,991,088       9,276,604        8,814,534
                             ===============   ==============  ==============   ==============

Net loss per share                   ($0.28)          ($0.36)         ($0.72)          ($1.08)
                             ===============   ==============  ==============   ==============